Exhibit 8.1

June 3, 2013

Gulf Coast Ultra Deep Royalty Trust

333 N. Central Avenue

Phoenix, AZ 85004

RE:	Gulf Coast Ultra Deep Royalty Trust Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for the special committee of the board of directors of McMoRan Exploration Co. (“MMR”) with respect to certain legal matters in connection with the offer of royalty trust units representing beneficial interests in the Gulf Coast Ultra Deep Royalty Trust (the “Trust”). We have also participated in the preparation of a Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”), to which this opinion is an exhibit.

In rendering our opinion, we have examined and with your consent are relying upon: (1) the Amended and Restated Royalty Trust Agreement of Gulf Coast Ultra Deep Royalty Trust (the “Trust Agreement”); (2) the Registration Statement, including factual representations of the Trust concerning its business, properties and governing documents as set forth therein; and (3) such documents and corporate records as we have deemed necessary or appropriate. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of MMR and the Trust.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the qualifications set forth below, we hereby confirm that the discussion contained in the Registration Statement under the caption “U.S. Federal Income Tax Consequences of the Ownership and Disposition of Trust Units” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the ownership and disposition of the royalty trust units. No opinion is expressed as to any matter not discussed therein.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue

June 3, 2013

Service and case law, in each case as in effect on the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances as set forth in the representations described above, including in the Registration Statement or obtained through consultation, or any inaccuracy in the facts, representations, warranties, covenants, undertakings or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

This opinion is issued in connection with the Registration Statement and may not be relied upon by anyone in any other context nor used for any other purpose.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP